EX-99.j

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent registered public accounting firm” and “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 66 to File No. 033-40991; Amendment No. 66 to File No. 811-06322) of Delaware Pooled Trust of our reports dated December 22, 2009, included in the 2009 Annual Reports to shareholders.

/s/Ernst & Young
Philadelphia, Pennsylvania
February 24, 2010